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                                EXHIBIT 5.1

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                                                        May 18, 1994



Texas Industries, Inc.
7610 Stemmons Freeway
Suite 200
Dallas, TX  75247

     Re: Registration Statement on Form S-8, Texas Industries, Inc. 1993 Stock Option Plan

Gentlemen:

     Pursuant to your request, we have examined a copy of the Texas Industries, Inc. 1993 Stock Option Plan (the "Plan"), which was approved by the Board of Directors of Texas Industries, Inc. (the "Company") on July 14, 1993 and by the Stockholders of the Company on October 19, 1993. We have also examined the Certificate of Incorporation of the Company, as amended, the Bylaws of the Company, as amended, and corporate proceedings of the Company relating to the Plan as reflected in minutes of meetings of the Board of Directors and Stockholders of the Company.

     Based upon our examination of the foregoing papers and documents, together with the examination of such other papers and documents and the investigation of such matters of law as we have deemed relevant or necessary in rendering this opinion, we hereby advise you that we are of the opinion that:

     1. The Company is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware.

     2. The Company is authorized by its Certificate of Incorporation, as amended, to issue 15,000,000 shares of Common Stock having a par value of $1.00 per share. You have advised that on April 4, 1994, there were 11,078,357 shares of Common Stock issued and outstanding.

     3. The Plan has been duly adopted by the Board of Directors of the Company and approved by a majority vote of the Stockholders of the Company, and constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms.


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Texas Industries, Inc.
May 4, 1994
Page 2


     4. Shares of the Common Stock of the Company purchasable upon the exercise of options granted under the Plan will, upon issuance by the Company in accordance with the terms of the respective agreements under which such options may be granted, be duly and validly issued, and will be fully paid and nonassessable, whether such shares shall theretofore have been authorized but unissued shares of the Common Stock of the Company or shares reacquired by the Company and held by it as treasury shares, provided that the purchase price under each such agreement shall be at least equal to the par value of the shares issued thereunder.

     We consent to the use of this opinion in connection with the Registration Statement on Form S-8 filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of 1,000,000 shares of the Common Stock of the Company for issuance upon the exercise of options granted pursuant to the Plan.

                                   Very truly yours,

                                   LOCKE PURNELL RAIN HARRELL
                                   (A Professional Corporation)



                                   By: /s/ DAN BUSBEE
                                       ------------------------
                                           Dan Busbee